Exhibit 10.6
CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
Execution Version
License Agreement
Pharming Group N.V.
AND
Pharming Intellectual Property b.v.
AND
Santarus, Inc.
September 10, 2010

License Agreement
          This LICENSE AGREEMENT (the “Agreement”) is made effective as of the 10th day of September, 2010 (the “Effective Date”) by and between PHARMING GROUP N.V., a Dutch corporation having its principal place of business at Darwinweg 24, 2333 CR Leiden, The Netherlands, on behalf of itself and each of its Affiliates, including Pharming Intellectual Property B.V. and Pharming Technologies B.V. (“Pharming”) and SANTARUS, INC., a Delaware corporation with its principal place of business at 3721 Valley Centre Drive, Suite 400, San Diego, California 92130 (“Santarus”). Pharming and Santarus are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
          A. Pharming discovered and is developing a proprietary compound, Rhucin®, that is believed to be useful for the treatment and prevention of certain human diseases or conditions.
          B. Santarus desires to develop and commercialize Rhucin® for the treatment or prevention of human diseases and conditions in the Territory (as defined below).
          C. Pharming and Santarus have entered into a Supply Agreement (as defined below) as of the Effective Date pursuant to which Santarus will exclusively purchase from Pharming Group N.V. and Pharming Group N.V. will exclusively (except in case Section 3.3(d) shall apply) supply the Licensed Product (as defined below) to Santarus for clinical development, marketing, sale and distribution in the Territory.
          D. Pharming Intellectual Property B.V., Pharming Group N.V. and Santarus have entered into a deed of usufruct as of the Effective Date related to the Pharming Patents (as defined below), the Step-In Patents ( as defined below), the Product Trademarks (as defined below) and certain materials required to manufacture the Licensed Product (the “Deed”).
ARTICLE 1
DEFINITIONS
The following terms shall have the following meanings as used in this Agreement:
          1.1 “ACT Patents” means a Patent which covers the discovery, evaluation, manufacture, marketing, distribution, use, sale, offer for sale, importation and/or exportation of Licensed Product, which Patent is Controlled by Pharming or its Affiliates during the Term pursuant to that certain License Agreement, effective [***] between Advanced Cell Technologies, Inc. (“ACT”) and Pharming Technologies, B.V., an Affiliate of Pharming (the “ACT Agreement”), which Patents as of the Effective Date are listed on Exhibit 1.38 attached hereto under the heading “ACT In-Licensed Patents.”

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          1.2 “Additional Indication(s)” means a distinct illness, sickness, interruption, cessation or disorder of a particular bodily function, system, tissue type or organ, or sign or symptom of any such items or conditions, regardless of the severity, frequency or route of any treatment, dosage strength or patient class, other than any hereditary angioedema indication or the Transplant Indication.
          1.3 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.
          1.4 “Business Day” means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in New York, New York or the Netherlands.
          1.5 “C1-1310 Study” means a Phase IIIb randomized, double-blind, placebo-controlled study with an open-label extension evaluating the efficacy, safety and immunogenicity of recombinant human C1 inhibitor for the treatment of acute attacks of angioedema in patients with HAE.
          1.6 “C1-2201 Study” means a Phase II study of recombinant human C1 inhibitor for the treatment of early antibody-mediated rejection in renal transplantation.
          1.7 “Calendar Quarter” means each of the consecutive three (3) month periods ending March 31, June 30, September 30, and December 31; provided, however, that the first (1st) Calendar Quarter under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Quarter in which the Effective Date is encompassed and the last Calendar Quarter under this Agreement will be the period beginning on January 1, April 1, July 1 or October 1, as the case may be, and ending on the effective date of expiration or termination of the Term.
          1.8 “Calendar Year” means each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31; provided, however, that the first Calendar Year under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Year in which the Effective Date is encompassed and the last Calendar Year of the Term will be the period beginning on January 1 and ending on the effective date of expiration or termination of the Term.
          1.9 “Clinical Development” means all clinical development activities relating to obtaining Regulatory Approval to market and sell Licensed Product for a particular indication, dose or formulation (but not including post-Regulatory Approval activities required by the relevant regulatory authority to support such Regulatory Approval in a country or other post-approval product support clinical trials undertaken by the Parties, including any Phase IV Trials).

          1.10 “COGs” means Pharming’s Cost of Goods (as defined below) to manufacture Licensed Product for Santarus, its Affiliates or permitted Sublicensees. For purposes of this definition, “Cost of Goods” means such costs as would ordinarily be included as a cost of goods sold under GAAP for a similar product, including labor and material cost, allocable depreciation and amortization, product quality assurance/control costs, allocable facilities costs (e.g., sewer, water, property taxes), insurance, Costs actually paid to contract manufacturers (without mark-up) and other costs borne by Pharming for transport, customs and duty clearance and storage, in each case of Licensed Compound and Licensed Product manufactured for sale in the Territory. “Cost of Goods” shall exclude costs and charges related to or occasioned by (i) unused manufacturing capacity not reserved for the production of Licensed Product in the Territory; (ii) the manufacture of other products at Pharming’s facilities; (iii) allocation of general corporate overhead; and (iv) license fees, royalties or other amounts paid or payable by Pharming pursuant to this Agreement as set forth in Section 8.1(d).
          1.11 “Commercialization” means all activities undertaken by Santarus, its Affiliates or permitted Sublicensees relating to the marketing or sale of Licensed Product in the Territory (including advertising, education, marketing, pricing, reimbursement, distribution and post-Regulatory Approval activities required by the relevant regulatory authority to support such Regulatory Approval in a country or other or other post-approval product support clinical trials undertaken by the Parties, including any Phase IV Trials).
          1.12 “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to an objective, the efforts and resources normally used by a similarly situated pharmaceutical company to accomplish a similar objective under similar circumstances in the exercise of its reasonable business discretion relating to a prescription pharmaceutical product owned by it or to which it has exclusive rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of patent coverage, safety and efficacy, product profile, manufacturing and supply, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products (including pricing and reimbursement status achieved), and other relevant factors, including technical, legal, scientific, and/or medical factors.
          1.13 “Control” means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.
          1.14 “Costs” means all external out-of-pockets costs associated with the specific activity.
          1.15 “Deed” has the meaning set forth in the Recitals.
          1.16 “Development” means all pre-clinical and clinical development activities, including Clinical Development (but not including post-Regulatory Approval activities required by the relevant regulatory authority to support such Regulatory Approval in a country or other or other post-approval product support clinical trials undertaken by the Parties, including any Phase IV Trials).

          1.17 “Drug Approval Application” means a Biologics License Application (or its equivalent, including if applicable a New Drug Application), as defined in the U.S. Federal Food, Drug, and Cosmetic Act and the regulations promulgated thereunder, as amended, submitted to the FDA in the U.S. or a corresponding application which has been submitted to a regulatory authority in any other jurisdiction in the Territory.
          1.18 “FDA” means the U.S. Food and Drug Administration, or any successor agency thereof.
          1.19 “Field” means any and all human uses; provided, however, an Additional Indication may be excluded from the Field as set forth in Section 3.3(d).
          1.20 “First Commercial Sale” means the date of the first commercial sale of Licensed Product in the Territory following receipt of Regulatory Approval to market and sell such Licensed Product and receipt of required Manufacturing Approvals for such Licensed Product, in accordance with the terms of this Agreement, by Santarus and/or its Affiliates or Sublicensees to distributors, wholesalers or other customers. Sales of Licensed Product for compassionate use, clinical trial purposes or other similar uses will not constitute a “First Commercial Sale.” 1.21 “GAAP” means United States generally accepted accounting principles, in each case consistently applied.
          1.22 “GTC Patents” means a Patent which covers the discovery, evaluation, manufacture, marketing, distribution, use, sale, offer for sale, importation and/or exportation of Licensed Product, which Patent is Controlled by Pharming or its Affiliates during the Term pursuant to that certain License Agreement, effective [***] between GTC Biotherapeutics, Inc. (“GTC”) and Pharming and Pharming Technologies, B.V., an Affiliate of Pharming (the “GTC Agreement”), which Patents as of the Effective Date are listed on Exhibit 1.38 attached hereto under the heading “GTC In-Licensed Patents.” 1.23 “Information” means (i) information, techniques and data, including inventions, practices, methods, knowledge, know-how, skill, experience, test data including pharmacological, toxicological and clinical test data, analytical and quality control data or descriptions and (ii) compounds, compositions of matter, assays and biological materials.
          1.24 “Initial Indication” means the treatment of acute angioedema attacks in patients with hereditary angioedema.
          1.25 “Joint Inventions” has the meaning set forth in Section 10.1.
          1.26 “Joint Patent” has the meaning set forth in Section 10.3(d).
          1.27 “Launch Supplies” means a quantity of Licensed Product sufficient for the commercial launch of such Licensed Product in the U.S. for the Initial Indication, as agreed by the Parties in accordance with the terms of the Supply Agreement.

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          1.28 “Licensed Compound” means the compound known as recombinant human C1 esterase inhibitor.
          1.29 “Licensed Product” means any product including or incorporating any formulation of Licensed Compound.
          1.30 “Manufacturing Approvals” has the meaning set forth in Section 1.14 of the Supply Agreement.
          1.31 “Manufacturing Patent” means a Patent being the foreign counterpart of a Pharming Patent which covers the development or manufacture of Licensed Product outside the Territory other than a Step-in Patent.
          1.32 “Net Sales” means the amount invoiced for sales of Licensed Product in final dosage form by Santarus, its Affiliates or its Sublicensees to a Third Party in the Territory, less (i) all allowances for discounts, rebates and charge-backs, (ii) credits or allowances actually granted upon claims, rejections or returns of Licensed Product, (iii) freight, postage, shipping and insurance charges paid for delivery of Licensed Product, and (iv) taxes, duties or other governmental charges levied on or measured by the billing amount when included in billing, as adjusted for rebates and refunds, all as calculated in accordance with Santarus’ standard accounting principles and GAAP.
          1.33 “Patent” means issued patents and patent applications, including any and all provisionals, continuations, divisionals, continuation-in-part applications, foreign counterparts, substitutions, reissues, renewals, re-examinations, supplementary protection certificates, patent term extensions, adjustments or restoration rights, registrations, confirmations, successor protective rights or subsequently issued protective rights of similar nature of any of the above.
          1.34 “Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture or other entity or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.
          1.35 “Pharming Intellectual Property” means the Pharming Patents, the GTC Patents, the ACT Patents, Pharming Know-How and Product Trademarks.
          1.36 “Pharming Invention” has the meaning set forth in Section 10.1.
          1.37 “Pharming Know-How” means Information which (i) either (A) relates to Licensed Product, (B) is necessary or useful in order to discover, evaluate, make, market, distribute, use, sell, offer for sale, import or export Licensed Product or (C) Pharming or its Affiliates discloses to Santarus under this Agreement and (ii) is owned or Controlled by Pharming or its Affiliates during the Term, including Pharming’s or its Affiliates’ interest in any Joint Inventions. Notwithstanding anything herein to the contrary, Pharming Know-How shall exclude Pharming Patents, the GTC Patents and the ACT Patents.
          1.38 “Pharming Patent(s)” means a Patent which covers the discovery,

evaluation, manufacture, marketing, distribution, use, sale, offer for sale, importation and/or exportation of Licensed Product, which Patent is owned by Pharming or its Affiliates during the Term, which Patents as of the Effective Date are listed on Exhibit 1.38 attached hereto under the heading “Pharming Patents.” Pharming Patents includes Pharming’s interest in any Joint Patents. For clarity, the Pharming Patents are subject to a right of usufruct as set forth in the Deed.
          1.39 “Phase I Clinical Trials” means those clinical trials as defined in 21 C.F.R. 312.21(a), as amended from time to time, or the corresponding regulation in jurisdictions other than the U.S.
          1.40 “Phase II Clinical Trials” means those clinical trials as defined in 21 C.F.R. 312.21(b), as amended from time to time, or the corresponding regulation in jurisdictions other than the U.S.
          1.41 “Phase III Clinical Trials” means those clinical trials as defined in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding regulation in jurisdictions other than the U.S., which may include Phase IIb Clinical Trials.
          1.42 “Phase IV Trial” means any clinical trial in an indication to be conducted after receipt of Regulatory Approval to market and sell (or as a condition to such receipt), which may include pre-Regulatory Approval Phase IIIb Clinical Trials other than the C1-1310 Study.
          1.43 “Product Trademarks” means Rhucin® (U.S. Registration No. 3170766, Canada Registration No. 679674 and Mexico Registration No. 915967) and all related domain names and trademark related rights in the Territory, as more specifically described on Exhibit 1.43 attached hereto. For clarity, the Product Trademarks are subject to a right of usufruct as set forth in the Deed.
          1.44 “Regulatory Approval” means any approvals (including pricing and reimbursement approvals, if appropriate), registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other governmental entity either within or outside the Territory, necessary for the Clinical Development and/or Commercialization of Licensed Product in a regulatory jurisdiction (other than Manufacturing Approvals (as defined in the Supply Agreement)).
          1.45 “Santarus Invention” has the meaning set forth in Section 10.1.
          1.46 “Santarus Know-How” means Information which (i) Santarus discloses to Pharming under this Agreement and (ii) is owned or Controlled by Santarus or its Affiliates during the Term, including Santarus’ or its Affiliates’ interest in any Joint Inventions. Notwithstanding anything herein to the contrary, Santarus Know-How shall exclude Santarus Patents.
          1.47 “Santarus Patent” means a Patent which covers the discovery, evaluation, manufacture, marketing, distribution, use, sale, offer for sale, importation and/or exportation of Licensed Product within the Field and in the Territory, which Patent is owned or Controlled by Santarus or its Affiliates during the Term. Santarus Patents includes Santarus’

interest in any Joint Patents. As of the Effective Date, there are no Santarus Patents.
          1.48 “Step-In Patent” means the foreign counterpart of a Pharming Patent which covers the manufacture of Licensed Product outside the Territory in a country where the current or future Manufacturing Facilities are located. For clarity, the Step-In Patents are subject to a right of usufruct as set forth in the Deed.
          1.49 “Sublicensee” means a Third Party to which Santarus or its Affiliate sublicenses or otherwise transfers its right to develop, manufacture and/or Commercialize Licensed Product in a jurisdiction in the Territory in accordance with the terms of this Agreement; provided, however, that “Sublicensee” shall exclude specialty distributors utilized by Santarus, its Affiliates or Sublicensees.
          1.50 “Supply Agreement” means that certain Supply Agreement between the Parties dated as of the Effective Date, as the same may be amended from time to time.
          1.51 “Supply Price” shall have the meaning set forth in Section 8.1(a).
          1.52 “Term” shall have the meaning set forth in Section 11.1.
          1.53 “Territory” means the U.S., Canada and Mexico, and the territories and possessions of each of the foregoing countries.
          1.54 “Third Party” means any Person other than Pharming or Santarus or their Affiliates.
          1.55 “Transplant Indication(s)” means the treatment or prevention of renal transplantation rejection in humans, including acute antibody-mediated rejection or delayed graft function.
          1.56 “Unit” means a vial containing 2100 units of Licensed Compound in the form of lyophilized powder, as further described in the applicable Specifications (as defined in the Supply Agreement).
          1.57 “Valid Claim” means a claim in any issued patent or pending patent application which (a) has not been held invalid or unenforceable by a non-appealed or un-appealable decision of a court or government agency or other appropriate body of competent jurisdiction and has not been admitted invalid through disclaimer or dedication to the public, and (b) has not expired, been determined to be unenforceable, been cancelled, withdrawn, abandoned or, with respect to patent applications, been on file with the applicable patent office for more than five (5) years from the earlier of its date of filing or earliest claim of priority under 35 U.S.C. §119 or §120 and its successors in the U.S. and corresponding regulations in any other jurisdiction in the Territory.
          1.58 Clarification. The word “including” or any variation thereof means “including without limitation” and the word “including” or any variation thereof will not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

ARTICLE 2
STEERING COMMITTEE
          2.1 Formation and Membership. As soon as practicable after the Effective Date, Santarus and Pharming shall establish a Steering Committee (the “Steering Committee”) comprised of two (2) representatives designated by Santarus and two (2) representatives designated by Pharming, each of whom shall have experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents. From time to time, the Steering Committee may establish one or more subcommittees to oversee particular projects or activities related to Licensed Product, and such subcommittees will be constituted as the Steering Committee agrees.
          2.2 Administrative Matters. The Steering Committee shall be co-chaired by a designated representative from each of Santarus and Pharming, and one or both of such representatives may call meetings of the Steering Committee. The co-chairs shall be responsible for leading the meetings. A Steering Committee member of the Party hosting a meeting of the Steering Committee shall serve as secretary of that meeting. The secretary of the meeting shall prepare and distribute to all members of the Steering Committee minutes of the meeting within [***] days following each meeting. Such minutes shall provide a description in reasonable detail of the discussions at such meeting and a list of any actions, decisions or determinations approved by the Steering Committee. Minutes of each Steering Committee meeting shall be effective when approved unanimously by the Steering Committee, which shall in any event be obtained prior to the next such meeting.
          2.3 Meetings. The Steering Committee shall meet at least four (4) times per year (except that proportionately fewer meetings shall be held in the year of the Effective Date and additional meetings may be held upon the reasonable request of either Party). Such meetings shall be held at such times and places as are mutually agreed upon by the Steering Committee and may be conducted in person or telephonically, provided, however, that the first meeting of the Steering Committee shall occur within [***] days of the Effective Date. Each Party shall be responsible for its own expenses incurred in connection with attendance by its personnel at any meeting of the Steering Committee. Each Party may invite additional employees and consultants or scientific advisors to attend the meetings of the Steering Committee in a non-voting capacity, provided that all such employees, consultants, and scientific advisors shall be obligated to treat all information and material disclosed at such meetings as confidential and not to use such information and materials for any purposes other than to perform such Party’s obligations or exercise its rights under this Agreement.
          2.4 Specific Responsibilities. The Steering Committee shall be responsible for facilitating the exchange of information regarding Licensed Compound and Licensed Product by the Parties as necessary to effect the intent of this Agreement. In addition, the Steering Committee shall be responsible for, among other things:
               (a) Exchanging information between the Parties (including information generated by their respective Affiliates and Sublicensees) with regard to clinical

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development (including Clinical Development hereunder), conduct of the C1-1310 Study, regulatory submissions and commercialization (including Commercialization hereunder) of Licensed Product and Licensed Compound on a worldwide basis;
               (b) Monitoring activities related to manufacturing of Licensed Product;
               (c) Approving any Cost-overruns related to the C1-2201 Study, as compared to the budgeted costs agreed as of the Effective Date;
               (d) Approving the plan(s) for and, if approved, monitoring each Party’s conduct of the C1-1310 Study, Development and Phase IV Trials for Licensed Product, including activities related to the Initial Indication, the Transplant Indication and Additional Indications pursuant to Section 3.3;
               (e) Reviewing and deciding whether to pursue a Proposal (as defined in Section 3.3(a)) jointly or permit a Developing Party to pursue a Proposal alone or to prevent either Party from pursuing a Proposal if such Proposal is reasonably likely to have a material and adverse effect on the Licensed Product in or outside the Territory (which if such Proposal is pursued thereafter shall be subject to the monitoring of activities (if pursued alone) and approval and monitoring of activities (if pursued jointly) pursuant to Section 2.4(d));
               (f) Coordinating the Parties’ trademark and Patent protection for Licensed Product in their respective territories;
               (g) Approving the plan(s) for and, if approved, monitoring Development undertaken pursuant to Section 3.4(c) (including the allocation of Costs associated therewith);
               (h) Reviewing and monitoring the global forecasted demand for Licensed Product and, in connection therewith, approving the Forecasts (as defined in Section 3.1(a) of the Supply Agreement) for Licensed Product pursuant to procedures to be mutually agreed;
               (i) Coordinating the timing of the transfer of responsibility under and ownership of all regulatory filings related to the Licensed Product in the Territory from Pharming to Santarus; and
               (j) performing such other functions as mutually agreed by the Parties in furtherance of the purposes of this Agreement.
          2.5 Decision-Making. Decisions of the Steering Committee under Sections 2.4(c), (d), (e), (g) or (h) shall be made by unanimous vote. The Parties shall use good faith efforts to reach consensus on all such decisions. In the event that the members of the Steering Committee cannot reach unanimous agreement on a particular issue requiring their decision within [***] days (or such shorter time as may be reasonably required by the Party whose actions are subject to that decision) after the meeting at which agreement was requested, then the issue shall be resolved pursuant to Section 15.2. Notwithstanding the foregoing, in no event shall the Steering Committee have the right to modify or amend this Agreement, or waive either Party’s compliance with this Agreement.
ARTICLE 3
DEVELOPMENT
          3.1 Development of Licensed Product for Initial Indication.
               (a) Pharming shall be responsible for conducting and completing any Development conducted and the C1-1310 Study (including any Regulatory Approvals required to conduct such study) following the Effective Date for the Initial Indication as well as any Development required by FDA in connection with obtaining Regulatory Approval to market and sell Licensed Product for the Initial Indication in the U.S. (other than activities required after Regulatory Approval is granted as set forth in Section 3.1(h)). Pharming shall pay all costs and expenses associated with such Development and the Costs incurred in connection with the C1-1310 Study.
               (b) Notwithstanding Section 3.1(a), in the event that (i) an uncured material payment breach or material default exists (excluding any payments that are not made by Pharming due to the fact that Pharming contests the correctness of the invoice related to such payment obligation in good faith) with respect to a portion of the costs or expenses incurred in connection with the preparation or conduct of the C1-1310 Study and provided that such payment breach of a default will result in the C1-1310 Study incurring a material delay, (ii) Pharming has not dosed the first patient in the C1-1310 Study by March 31, 2011 or (iii) Pharming has ceased using reasonable best efforts to progress the C1-1310 Study, Santarus may step in and make payment of any such costs and expenses which are late as necessary to continue to progress the C1-1310 Study. If Santarus steps in and pays for any such costs or expenses in an amount greater than or equal to [***] percent ([***]%) of the total aggregate Costs incurred for the C1-1310 Study, then [***]. If, however, Santarus steps in and pays for any such costs or expenses in an amount less than [***] percent ([***]%) of the total aggregate Costs incurred for the C1-1310 Study, Santarus may deduct any such costs or expenses (plus a mark-up of [***] percent ([***]%)) from future Milestone Payments payable by Santarus to Pharming hereunder.
               (c) The Responsible Regulatory Party (as defined below) for the Initial Indication shall be: (i) Pharming in the U.S. prior to receipt of Regulatory Approval to market and sell Licensed Product in the Initial Indication; (ii) Santarus in the U.S. following receipt of Regulatory Approval to market and sell Licensed Product in the Initial Indication; and (iii) Santarus in each other country in the Territory from and after the Effective Date. For clarity, as set forth in Section 2.4, the Steering Committee will coordinate the timing of the transfer of responsibility under and ownership of all regulatory filings; provided that such regulatory filings for the Licensed Product in the Initial Indication shall be transferred to Santarus no later than receipt of Regulatory Approval to market and sell such Licensed Product.

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               (d) Prior to submission of the Drug Approval Application for the Initial Indication in each country within the Territory, the Parties will consult on any regulatory correspondence or other regulatory communication and will support each other in their efforts to timely and/or promptly respond to questions posed by FDA or other relevant regulatory authorities. The Party responsible for filing and interacting with the FDA or other relevant regulatory authority in the applicable country in the Territory (the “Responsible Regulatory Party”) shall provide the other Party with a reasonable opportunity to review and comment on regulatory authority written correspondence and the Parties shall mutually consent prior to submission of substantive regulatory responses, such consent not to be unreasonably withheld. The Responsible Regulatory Party will allow, and the other Party will make available, one or more representatives of such other Party to attend any meetings (whether in person or telephonically) with such regulatory authorities as observers or technical experts as determined by the Steering Committee prior to such meeting.
               (e) Pharming shall be responsible for (i) preparing and filing the Drug Approval Application for the Initial Indication in the U.S. and the costs and expenses associated with such activities, and (ii) completing the Regulatory Approval process for the Initial Indication in the U.S. Pharming shall be responsible for the Costs associated with such activities (except as otherwise set forth in Section 3.1(g). Santarus shall be responsible for filing such Drug Approval Application, in Santarus’ name and for seeking the Regulatory Approval for the Initial Indication in each other country in the Territory and for the Costs associated with such activities. As set forth in the Supply Agreement, Pharming shall be responsible for obtaining and maintaining all Manufacturing Approvals and the Costs associated with such activities. During the preparation of such Drug Approval Application, Pharming will provide Santarus access to all Information reasonably necessary for Santarus to review such Drug Approval Application. In addition, Pharming shall provide Santarus with support, access and a reasonable opportunity to review and comment on the Drug Approval Application. The Parties shall mutually consent prior to submission of the Drug Approval Application for the Initial Indication to the FDA, such consent not to be unreasonably withheld.
               (f) During the regulatory review period of the Drug Approval Application for the Initial Indication in each country within the Territory, each Party will provide the other Party access to all Information reasonably necessary to timely and/or promptly respond to questions posed by FDA or other relevant regulatory authorities. The Parties shall provide each other with a reasonable opportunity to review and comment on regulatory authority written correspondence and the Parties shall mutually consent prior to submission of substantive regulatory responses, such consent not to be unreasonably withheld. The Parties will allow, and will make available, one or more representatives to attend any meetings (whether in person or telephonically) with such regulatory authorities as observers or technical experts as determined by the Steering Committee prior to such meeting.
               (g) The Parties will [***] after acceptance for filing of the Drug Approval Application with respect to any mutually agreed activities of a Third Party regulatory consulting firm or other Third Party consulting or advocacy Persons in connection with obtaining Regulatory Approval to market and sell Licensed Product in the Initial Indication in the U.S.

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               (h) Following receipt of Regulatory Approval to market and sell Licensed Product in the Initial Indication in a country within the Territory, Santarus shall be solely responsible for conducting any additional clinical or post-marketing studies or clinical trials or other post-Regulatory Approval activities required by the relevant regulatory authority to support such Regulatory Approval in such country, and the Costs associated with such activities, including Phase IV Trials, and, subject to Section 2.4(d), Santarus shall also have the right to conduct additional Phase IV Trials at its own cost and expense. For clarity, as set forth in the Supply Agreement, Pharming shall be responsible for conducting any additional studies required to support all Manufacturing Approvals and the Costs associated with such activities.
               (i) Each Party shall be responsible for its internal costs and expenses in connection with performing its obligations under this Section 3.1.
          3.2 Clinical Development of Licensed Product for Transplant Indication(s).
               (a) Within [***]([***]) days of the Effective Date, the Steering Committee shall establish an initial plan for the Clinical Development of Licensed Product for at least one of the Transplant Indications in the U.S. Santarus and Pharming shall share responsibility for conducting, and completing any such Clinical Development and will share equally the Costs associated with such Clinical Development and other development activities that may be necessary. These Costs shall be approved in advance by the Steering Committee, except the Costs associated with the C1-2201 Study, as described below. For clarity, the Parties have agreed to share the Costs for the C1-2201 Study 50/50, which Costs are set forth in reasonable detail on Exhibit 3.2(a) attached hereto. The timing and amount of Costs associated with the C1-2201 Study and such other information as reasonably requested shall be provided by the Parties on at least a [***] basis.
               (b) Santarus shall be responsible for preparing and filing the Drug Approval Application for the Transplant Indication(s) throughout the Territory and for seeking Regulatory Approval to market and sell Licensed Product in Transplant Indication(s) in the Territory and the Costs associated with such activities; provided that Pharming shall have a reasonable opportunity to review and comment on the Drug Approval Application prior to submission. As set forth in the Supply Agreement, Pharming shall be responsible for obtaining and maintaining all Manufacturing Approvals and the Costs associated with such activities. The Parties shall mutually consent prior to submission of the Drug Approval Application for Transplant Indication(s) to the FDA, such consent not to be unreasonably withheld. Parties will provide each other support and access to all Information reasonably necessary in the preparation of such Drug Approval Application in and outside of the Territory.
               (c) Prior to receipt of Regulatory Approval to market and sell Licensed Product in Transplant Indication(s) in a country within the Territory, Santarus shall provide Pharming with a reasonable opportunity to review and comment on regulatory authority correspondence, and the Parties shall mutually consent prior to submission of substantive regulatory responses, such consent not to be unreasonably withheld. Santarus will allow one or

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more representatives of Pharming to attend any meetings with such regulatory authorities as observers or technical experts as determined by the Steering Committee prior to such meeting.
               (d) Following receipt of Regulatory Approval to market and sell Licensed Product in Transplant Indication(s) in any of the countries of the Territory, Santarus shall be solely responsible for conducting any additional clinical or post-marketing clinical trials, required by the relevant regulatory authority to support such Regulatory Approval, and the Costs associated with such activities, and, subject to Section 2.4(c), Santarus shall also have the right to conduct Phase IV Trials at its own cost and expense. For clarity, as set forth in the Supply Agreement, Pharming shall be responsible for conducting any additional studies required to support all Manufacturing Approvals and the Costs associated with such activities. The Parties will provide each other with access to such Information generated within their respective territories as is reasonably necessary in the support of Regulatory Approvals in and outside of the Territory.
               (e) In the event that either Party elects not to fund its portion of the Clinical Development Costs pursuant to Section 3.2(a), then the other Party shall be entitled to move forward with such Clinical Development program pursuant to the procedures for Additional Indications set forth in Section 3.3.
               (f) Each Party shall be responsible for its internal costs and expenses in connection with performing its obligations under this Section 3.1.
          3.3 Development of Licensed Product for Additional Indications.
               (a) If either Party determines to pursue Development of Licensed Product for an Additional Indication in the Territory (the “Developing Party”), the Developing Party shall provide to the Steering Committee, within [***] days of such determination, a sufficiently detailed written proposal for the Development of such Licensed Product for such Additional Indication, including any pre-clinical studies, Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials to be conducted and a good-faith estimate of Development Costs and any other Costs associated with such Additional Indication through Regulatory Approval to market and sell in the Territory (a “Proposal”). Within [***] days of receipt of a Proposal, the Steering Committee shall meet to review the Proposal and to permit the other Party an opportunity to ask questions and request additional information from the Developing Party related to the Proposal, including whether such Proposal is reasonably likely to have a material and adverse effect on the Licensed Product in the Territory. The Steering Committee will determine if the Parties have any interest in pursuing a Proposal jointly or whether the Developing Party will pursue a Proposal alone, subject to the opt-in rights set forth in this Section 3.3 and subject to the Steering Committee’s determination that pursuit of such Proposal is not reasonably likely to have a material and adverse effect on the Licensed Product in or outside the Territory.
               (b) The other Party (the “Opting-In Party”) shall have the right to “opt-in” to the Development of Licensed Product for the Additional Indication by providing a

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notice in writing to the Developing Party as follows:
                    (i) [***]
                    (ii) [***]
                    (iii) [***]
               (c) [***]
                    (i) [***]
                    (ii) [***]
                    (iii) [***]
               (d) [***]
               (e) [***]
                    (i) [***]
                    (ii) [***]
                    (iii) [***]
               (f) [***]
          3.4 Development, including Clinical Development; General.
               (a) Each of Santarus and Pharming hereby agrees to conduct its Development activities and the C1-1310 Study described in Sections 3.1, 3.2 and 3.3 above using its Commercially Reasonable Efforts and in compliance with all applicable regulatory requirements.
               (b) During the Term, Pharming will provide to Santarus all Information in its possession regarding Licensed Product in the Field, as such Information becomes available, for use in Development efforts and the conduct of the C1-1310 Study pursuant to this Agreement. Pharming has, prior to the Effective Date, provided Santarus with: (i) copies of all regulatory filings, substantive regulatory authority correspondence or interactions and the results of all clinical and non-clinical testing of Licensed Product under the control of or performed by or on behalf of Pharming prior to the Effective Date; and (ii) a list of all clinical and non-clinical testing of Licensed Product being conducted up to the Effective Date.
               (c) Each Party will promptly furnish the other Party with copies of all substantive regulatory authority correspondence or interactions relating to the Development of, and/or filing of regulatory approvals for, Licensed Compound and/or Licensed Product in the

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Field (including all substantive correspondence with such regulatory authorities, responses from such regulatory authorities, requests for information from such regulatory authorities, briefing documents and other materials relating to interactions with such regulatory authorities, and summaries of outputs resulting from substantive correspondence/ conversations or meetings with such regulatory authorities).
               (d) Except as set forth in Section 3.3(e)(iii) (as to Pharming when it has declined to opt-in), each Party shall be permitted to use and reference all Information provided to such Party pursuant to this Agreement in any Drug Approval Application for Licensed Product in their respective territories. Notwithstanding the foregoing, each Party agrees that it shall treat all Information provided by the other Party pursuant to this Section 3.4(e) as Confidential Information, subject to the terms of Article 9.
               (e) Costs [***] under this Agreement shall be invoiced by the paying Party to the other Party on a monthly basis within [***] days after each month in which the expenses are paid. Costs paid in a currency other than in U.S. currency will be billed in U.S. currency based on the closing exchange rate on the last day of the month in which the costs are paid as published in the Wall Street Journal (www.wsj.com). The incurring Party shall also submit to the other Party, along with the monthly invoice, a report of Costs incurred and not yet paid at the end of the month. Payments shall be made in accordance with Section 8.4.
          3.5 Pharmacovigilance. Upon the transfer to Santarus of the IND for Licensed Product in any indication or the transfer to Santarus of Regulatory Approval to market and sell the Licensed Product in any indication, whichever occurs first, Santarus will be responsible for pharmacovigilance reporting in the Territory, and Pharming will provide data and other Information to assist with Santarus’ pharmacovigilance reporting obligations. Pharming will be responsible for maintaining the worldwide pharmacovigilance database. Prior to such transfer of the regulatory filing (e.g., the IND or Regulatory Approval to market and sell the Licensed Product) to Santarus, the Parties shall enter into a separate pharmacovigilance agreement to conform with the respective pharmacovigilance reporting obligations of Santarus in the Territory and Pharming throughout the world.
ARTICLE 4
LICENSING FEE; ADDITIONAL PAYMENTS
          4.1 Licensing Fee. As partial payment for the Patent licenses granted by Pharming pursuant to Article 5 of this Agreement, Santarus shall pay to Pharming, within three (3) Business Days after the Effective Date, an amount equal to US$15,000,000 (Fifteen Million U.S. Dollars) as an upfront fee. Such payment shall be nonrefundable and noncreditable.
          4.2 Milestone Payments. Santarus shall pay to Pharming the following one-time payments, within [***] days after the first occurrence of each event (each, a “Milestone Payment”):
               (a) US$5,000,000 (Five Million U.S. Dollars) upon receipt of written confirmation from FDA of FDA’s acceptance for filing of a Drug Approval Application for

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Licensed Product in the Initial Indication; and
               (b) US$[***]([***]U.S. Dollars) upon [***]; and
               (c) US$[***]([***]U.S. Dollars) upon the earlier of (1) [***] of Licensed Product in the U.S. in the Initial Indication or (2) [***]([***]) days following the date on which Santarus (or its Affiliate or Sublicensee) has received [***] (A) [***] in the Initial Indication and (B) [***].
          [***]
          4.3 Royalty Payments. Santarus shall pay to Pharming the following one-time royalty payments, concurrently with the payment of the Supply Price with respect to the applicable Calendar Quarter after the Calendar Quarter in which the first achievement of each of the following aggregate Net Sales levels in a Calendar Year with respect to Licensed Product in the Territory by Santarus, its Affiliates and its Sublicensees occurred:

AGGREGATE NET SALES LEVELS	PAYMENT

(i) Calendar Year Net Sales Exceed US$[***] ([***] Dollars)	US$[***]([***] Dollars)
(ii) Calendar Year Net Sales Exceed US$[***]([***] Dollars)	US$[***]([***] [***] Dollars)
Such payments shall be nonrefundable and noncreditable (except to the extent set forth in the Supply Agreement) and shall not be subject to adjustment in the event that Pharming is no longer supplying Licensed Product.
ARTICLE 5
LICENSES; EXCLUSIVITY
          5.1 Patent Licenses to Santarus. Pharming hereby grants to Santarus:
               (a) An exclusive (even as to Pharming and its Affiliates, subject to Pharming’s rights as a Developing Party and its compliance with the obligations as set forth in Section 3.3) license under:
                    (i) The Pharming Patents to use, import, offer, sell, offer for sale and have sold Licensed Product (including Licensed Compound) in the Field and in the Territory; Santarus accepts and acknowledges that Pharming has previously granted to GTC certain non-exclusive rights with respect to the Pharming Patents listed under PH001 and PH006 on Exhibit 1.38 as set forth in Section 3.1(a) of the GTC Agreement;
                    (ii) The ACT Patents to use, import, offer, sell, offer for sale and have sold Licensed Product (including Licensed Compound) in the Field and in the

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                    (iii) The GTC Patents to use, import, offer, sell, offer for sale, and have sold Licensed Product (including Licensed Compound) in the Field and in the Territory; Santarus accepts and acknowledges that Pharming’s rights under the GTC Patents are non-exclusive, as set forth in Section 3.2 (a) of the GTC Agreement;
               (b) A non-exclusive license under the Pharming Patents, the Manufacturing Patents (subject to limitations disclosed by Pharming to Santarus in writing on or prior to the Effective Date and subject to limitations pursuant to applicable law in the relevant jurisdiction)), the Step-In Patents, the ACT Patents and the GTC Patents to develop Licensed Product (including Licensed Compound) in the Field worldwide, solely for use, import, offer or sale in the Territory; and
               (c) A non-exclusive license under the Pharming Patents, the Manufacturing Patents (subject to limitations disclosed by Pharming to Santarus in writing on or prior to the Effective Date and subject to limitations pursuant to applicable law in the relevant jurisdiction), the Step-In Patents, the ACT Patents and the GTC Patents to make and have made Licensed Product (including Licensed Compound) in the Field worldwide, solely for use, import, offer or sale in the Territory.
          Pharming has provided complete and correct copies of each of the ACT Agreement and the GTC Agreement to Santarus prior to the Effective Date and there are no other agreements in effect relating to the ACT Patents or the GTC Patents. As set forth in Section 3.5(f) of the GTC Agreement, the sublicense granted to Santarus hereunder shall be converted to a direct license with GTC on substantially the same terms as the GTC Agreement at the option of Santarus.
          5.2 Know-How Licenses to Santarus. Pharming hereby grants to Santarus:
               (a) An exclusive (even as to Pharming and its Affiliates) license under the Pharming Inventions and the Pharming Know-How within the Territory to use such Inventions and Know-How for any purpose consistent with the rights and obligations of Santarus contained in this Agreement, subject to Pharming’s rights as a Developing Party and its compliance with the obligations as set forth in Section 3.3;
               (b) A non-exclusive license under the Pharming Inventions and the Pharming Know-How to develop Licensed Product (including Licensed Compound) in the Field worldwide, solely for use, import, offer or sale in the Territory; and
               (c) A non-exclusive license under the Pharming Inventions and the Pharming Know-How to make and have made Licensed Product (including Licensed Compound) in the Field worldwide, solely for use, import, offer or sale in the Territory.
          5.3 Trademark License to Santarus. Pharming hereby grants to Santarus:
               (a) An exclusive (even as to Pharming and its Affiliates) license to use the Product Trademarks within the Territory for any purpose consistent with the rights and obligations of Santarus contained in this Agreement; and

               (b) A non-exclusive license to use the Pharming Trademarks to develop, make and have made Licensed Product (including Licensed Compound) in the Field worldwide, solely for use, import, offer or sale in the Territory.
          5.4 Sublicensing.
               (a) Santarus may grant sublicenses to the Pharming Patents, the Manufacturing Patents (insofar as such sublicense is necessary for Santarus to manufacture Licensed Product), the Step-In Patents (insofar as such sublicense is necessary for Santarus to manufacture Licensed Product), the ACT Patents, the Pharming Inventions, the Pharming Know-How and the Product Trademarks and, with respect to the GTC Patents, subject to the limitations set forth in Section 3.5 of the GTC Agreement, without the consent of Pharming to its Affiliates for any purpose or to Third Parties as is necessary for Santarus to exercise its rights under this Agreement, the Supply Agreement or the Deed. Santarus may otherwise grant sublicenses under this Article 5 to Third Parties only with the prior consent of Pharming, such consent not to be unreasonably withheld.
               (b) Santarus will provide notice to Pharming in the event Santarus grants a sublicense pursuant to this Section 5.4 within [***] following the date of such grant.
               (c) Upon termination of this Agreement: (i) sublicenses granted by Santarus to its Affiliates shall concurrently terminate; and (ii) each sublicense granted to Third Parties shall survive (unless otherwise provided in the applicable sublicense agreement between Santarus and such Third Party), provided that the applicable Sublicensee agrees in writing to be bound to Pharming by the payment and other obligations that the Sublicensee has to Santarus and at a minimum by the payment and the obligations of Santarus applicable to its territory and/or field pursuant to this Agreement.
          5.5 Third Party Technology. Pharming represents to Santarus that no Third Party technology or intellectual property rights are included in the Pharming Intellectual Property as of the Effective Date, except the ACT Patents and the GTC Patents.
          5.6 Exclusivity. During the Term, neither Santarus nor Pharming, nor any of their Affiliates or Sublicensees, shall, directly or indirectly through another Person, manufacture, develop, promote, market or distribute any pharmaceutical products in the Field containing Licensed Compound (or other forms of C1 esterase inhibitor) in or for use in the Territory, other than Licensed Product as contemplated by this Agreement (including in the case of Pharming as contemplated under Section 3.3). For clarity, a transaction permitted pursuant to Section 15.1 shall not result in a breach of this Section.
ARTICLE 6
COMMERCIALIZATION
          6.1 General. Except as otherwise set forth in Section 3.3(d), Santarus shall have the exclusive right to Commercialize Licensed Product in the Field and in the Territory, at its cost and expense. In connection therewith, Santarus will be responsible for appointing its

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own employees, agents and representatives, who will be compensated by Santarus.
          6.2 Santarus Efforts. Santarus will use its Commercially Reasonable Efforts to promote, sell and distribute a Licensed Product in the Field and in the Territory after it obtains Regulatory Approval therefore to market and sell, consistent with accepted business practices, provided that all Manufacturing Approvals are in place and continuously effective. Santarus further agrees to commercially launch a Licensed Product for the Initial Indication in the U.S. within one hundred twenty (120) days following receipt of all necessary Regulatory Approvals to market and sell such Licensed Product in the U.S. for the Initial Indication (subject to prior timely receipt of adequate Launch Supplies from Pharming and provided that all Manufacturing Approvals are in place and effective).
          6.3 Restrictions on Distributors and Dealers. Except as otherwise set forth in Section 3.3(d), Pharming shall not directly or indirectly, and shall also use Commercially Reasonable Efforts (or best efforts to the maximum extent permitted under applicable law) to insure that any of its distributors or dealers (including its Affiliates and non-Affiliates) to whom Pharming sells or may sell products containing Licensed Compound (including Licensed Product) for resale shall not directly or indirectly, sell Licensed Product or Licensed Compound to any customer located in the Territory.
          6.4 Pricing. Santarus shall determine, in its sole discretion, the pricing, discounting policy and other commercial terms relating to Licensed Product in the Field and in the Territory.
ARTICLE 7
MANUFACTURE AND SUPPLY
     As of the Effective Date, the Parties have entered into the Supply Agreement pursuant to which, among other things, Pharming will supply all of the requirements of Santarus, its Affiliates and Sublicensees in the Territory of Licensed Product on the terms and subject to the conditions set forth therein.
ARTICLE 8
SUPPLY PRICE PAYMENTS; PAYMENT PROCEDURES; RECORDS
          8.1 Supply Price.
               (a) As consideration for the licenses and rights granted hereunder and as compensation for the commercial supply of Licensed Product by Pharming pursuant to the Supply Agreement, Santarus will pay to Pharming a supply price with respect to sales of Licensed Product in the Territory, as follows (the “Supply Price”):
                    (i) In the event that the First Commercial Sale in the U.S. for the Initial Indication occurs on or prior to [***], the Supply Price for the Licensed product in the Initial Indication, a Transplant Indication or Additional Indication as to which Santarus has opted-in under Section 3.3 shall be as follows:

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Net Sales in a Calendar Year	Supply Price payable as percentage of Net Sales in a Calendar Year
Less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***] but less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***] but less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***] but less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***]	[***] percent ([***]%)
                    (ii) In the event that the First Commercial Sale in the U.S. for the Initial Indication occurs following [***] but on or prior to [***], the Supply Price for the Licensed Product in the Initial Indication, a Transplant Indication or Additional Indication as to which Santarus has opted-in under Section 3.3 shall be as follows:

Net Sales in a Calendar Year	Supply Price payable as percentage of Net Sales in a Calendar Year
Less than or equal to US $[***]	[***] percent ([***]%)
Greater than US$[***] but less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***] but less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***] but less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***]	[***] percent ([***]%)
                    (iii) In the event that the First Commercial Sale in the U.S. for the Initial Indication occurs following [***], the Supply Price for the Licensed Product in the Initial Indication, a Transplant Indication or Additional Indication as to which Santarus has opted-in under Section 3.3 shall be as follows:

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Net Sales in a Calendar Year	Supply Price payable as percentage of Net Sales in a Calendar Year
Less than or equal to US $[***]	[***] percent ([***]%)
Greater than US$[***] but less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***] but less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***] but less than or equal to US$[***]	[***] percent ([***]%)
Greater than US$[***]	[***] percent ([***]%)
          For clarity, the [***] Supply Prices shall only be paid with respect to the applicable portion of the Calendar Year Net Sales.
               (b) The Supply Price shall be calculated on a country-by-country basis during the period commencing upon the date of First Commercial Sale in a country and ending upon the later of expiration of (A) the last to expire Valid Claim of a Pharming Patent in such country or (B) any additional data exclusivity period providing marketing exclusivity in the applicable country for such Licensed Product (the “Supply Price Term”).
               (c) If, (i) at any time during the Term, a Third Party receives regulatory approval for and commences commercial sale of a Generic Product in a country of the Territory or (ii) after expiration of the Supply Price Term (the earlier to occur of clauses (i) and (ii), a “Reduction Event”), and in the event Net Sales of Licensed Product by Santarus, its Affiliates and Sublicensees decline by more than [***] percent ([***]%) in any Calendar Quarter after a Reduction Event when compared to the Calendar Quarter immediately preceding the Reduction Event even though Santarus, its Affiliates or Sublicensees, as applicable, are then using Commercially Reasonable Efforts, then Santarus shall have the right to reduce any payments due under Section 8.1(a) for all future periods to an amount equal [***]. As used in this Section, “Generic Product” means a Third Party product which contains Licensed Compound.
               (d) Any royalties due to Third Parties necessary for the manufacture, use, sale, offer for sale or import of Licensed Product in the Field and in the Territory shall be borne solely by Pharming, including any such royalties that may become due under the ACT Agreement or the GTC Agreement.
               (e) In the event that the Supply Price is at or below the Threshold Price per Unit for a period of [***] months (determined by dividing the applicable Supply Price by the Units sold in the applicable period), the Parties shall meet and discuss any equitable adjustments in the Supply Price for future periods. For purposes of this Section 8.1(e), “Threshold Price” means: [***] Dollars ($[***]).

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               (f) In the event that Santarus is supplying all or a part of Licensed Product for Development or Commercialization (whether as a result of Santarus’ exercise of its rights under the Deed or otherwise as permitted hereunder or under the Supply Agreement), then, in lieu of the royalty provided for in Section 8.1(a) (as may be adjusted in accordance with Section 8.1), Santarus shall pay to Pharming a royalty on Net Sales equal [***]. For the avoidance of doubt, in the event that Pharming will resume supplying all or a part of Licensed Product for Development or Commercialization, then for those Licensed Product that are supplied by Pharming the royalty as set forth in Section 8.1 (a) (as may be adjusted in accordance with Section 8.1) shall be applicable once more.
          8.2 Sales By Sublicensees. If Santarus grants a sublicense pursuant to Section 5.4 under the rights granted to it hereunder, then such sublicense shall include an obligation for the Sublicensee to account for and report its Net Sales of such Licensed Product on the same basis as if such sales were Net Sales by Santarus, and Santarus shall pay the Supply Price to Pharming on such sales as if the Net Sales of the Sublicensee were Net Sales of Santarus.
          8.3 Supply Price Reports and Payments. Santarus will deliver a report showing in detail its calculation of the Net Sales of Licensed Product during a given Calendar Quarter to Pharming and its calculation of the Supply Price due to Pharming, along with payment thereof in accordance with Section 8.4. Such report and payment shall be provided to Pharming by Santarus within [***] ([***]) days following the end of each Calendar Quarter and [***]([***]) days following the end of each Calendar Year for which Supply Price payments are due from Santarus.
          8.4 Manner and Place of Payment. All amounts paid to Pharming or Santarus hereunder shall be paid in U.S. currency. All payments due to Pharming or Santarus under this Agreement shall be made by wire transfer at a bank and to an account designated by the Party to whom payment is due, unless otherwise specified in writing by such Party. Unless otherwise specified in this Agreement, payments due to Pharming or Santarus shall be payable within [***] days following receipt of the applicable invoice.
          8.5 Record-Keeping.
               (a) During the Term, Santarus shall keep full and accurate books and records setting forth, for Licensed Product on which Supply Price payments are due, gross sales, all deductions allowed in arriving at Net Sales and any other information necessary and in sufficient detail to allow the calculation of Supply Price payments to be made by Santarus, including COGS (if applicable). During the Term and for a period of at least [***]([***]) years thereafter, Santarus shall permit Pharming, at Pharming’s expense, by independent certified public accountants designated by Pharming and reasonably acceptable to Santarus (the “Pharming Designated Auditor”), to examine relevant books and records at any reasonable time, not more often than [***], within [***]([***]) years of the payment of such Supply Price to the extent necessary to determine the accuracy of the Net Sales reported and Supply Price payments made. If such examination results in a determination that Net Sales or Supply Price

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payments owed to Pharming by Santarus have been overstated, overpaid amounts due will be re-paid by Pharming to Santarus promptly and underpaid amounts due will be paid by Santarus to Pharming promptly. The fees and expenses of such Pharming Designated Auditor will be paid by Pharming unless Net Sales have been understated, or payments owed to Pharming by Santarus have been underpaid, by more than [***] percent ([***]%) for the period examined, in which case Santarus will pay all reasonable costs and expenses of the Pharming Designated Auditor incurred by Pharming in the course of making such determination. The Pharming Designated Auditor will report its findings to Santarus and Pharming (provided that Pharming shall only receive the Pharming Designated Auditor’s conclusions as to whether Santarus is in compliance with its payment obligations and the amount of any underpayment or overpayment), and such report and the conclusions contained therein will constitute Santarus Confidential Information.
               (b) During the Term, Pharming shall (and shall cause its contract manufacturers and any other Third Party suppliers to) keep full and accurate books and records related to the calculation of COGs including any information necessary and in sufficient detail to allow the calculation of COGs. During the Term and for a period of at least [***] ([***]) years thereafter, Pharming shall permit Santarus, at Santarus’ expense, by independent certified public accountants designated by Santarus and reasonably acceptable to Pharming (the “Santarus Designated Auditor”), to examine relevant books and records at any reasonable time, not more often than [***], within [***]([***]) years of the calculation of such COGs. If such examination results in a determination that COGs has been overstated, overpaid amounts due will be re-paid by Pharming to Santarus promptly and underpaid amounts due will be paid by Santarus to Pharming promptly. The fees and expenses of such Santarus Designated Auditor will be paid by Santarus unless COGs has been overstated by more than [***] percent ([***]%) for the period examined, in which case Pharming will pay all reasonable costs and expenses of the Santarus Designated Auditor incurred by Santarus in the course of making such determination. The Santarus Designated Auditor will report its findings to Santarus and Pharming (provided that Santarus shall only receive the Santarus Designated Auditor’s conclusions as to whether Pharming is in compliance on its calculations of COGs and the amount of any underpayment or overpayment), and such report and the conclusions contained therein will constitute Pharming Confidential Information.
          8.6 Tax and Withholdings. Any withholding taxes levied by tax authorities in the Territory on the payments hereunder (other than taxes on Santarus’ sales or income) shall be borne by Pharming and deducted by Santarus from the sums otherwise payable by it hereunder for payment to the proper tax authorities on behalf of Pharming. In such event, Santarus shall deliver to Pharming evidence of the payment of such taxes. Santarus agrees to cooperate with Pharming in the event Pharming claims exemption from such withholding or seeks deductions under any double taxation or other similar treaty or agreement from time to time in force.

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ARTICLE 9
CONFIDENTIALITY
          9.1 Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, for the Term and for [***]([***]) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any Information and other information and materials furnished to it by the other Party pursuant to this Agreement, or any provisions of this Agreement that are the subject of an effective order of the Securities and Exchange Commission granting confidential treatment pursuant to the Securities Act of 1934, as amended (collectively, “Confidential Information”), except to the extent that it can be established by the receiving Party that such Confidential Information:
               (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;
               (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
               (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or
               (d) was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
          9.2 Authorized Disclosure. Subject to Section 3.4(e), each Party may disclose Confidential Information hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting Patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, conducting preclinical or clinical trials or filing or obtaining Regulatory Approval or Manufacturing Approvals; provided that if a Party is required by law or regulation to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, except to the extent inappropriate in the case of patent applications, will use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed. In addition, each Party shall be entitled to disclose Confidential Information to any Third Party for the purpose of carrying out activities authorized under this Agreement, including disclosures to Sublicensees, provided such Third Parties and Sublicensees are subject to confidentiality obligations similar to those contained herein. Nothing in this Article 9 shall restrict any Party from using for any purpose any Information developed by it during the course of the collaboration hereunder. Pharming acknowledges that Santarus will be required to file a copy of this Agreement with the U.S. Securities and Exchange Commission, with such redactions as permitted by the U.S. Securities and Exchange Commission.

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          9.3 Survival. This Article 9 shall survive the termination or expiration of this Agreement for a period of [***] ([***]) years.
          9.4 Termination of Prior Agreements. This Agreement supersedes the Mutual Confidentiality Agreement between Pharming and Santarus dated July 15, 2009, as well as the additional confidentiality agreements dated October 19, 2009 between various Santarus employees and consultants and Pharming (the “Prior Agreements”). All Information exchanged between the Parties under the Prior Agreements shall be deemed Confidential Information and shall be subject to the terms of this Article 9, and shall be included within the definitions of Pharming Know-How and Santarus Know-How.
          9.5 Press Releases. The Parties shall agree on a press release to announce the execution of this Agreement and the Supply Agreement, together with a corresponding Q&A outline for use in responding to inquiries about the Agreement and the Supply Agreement. Prior to issuing additional press releases related to this Agreement, the Supply Agreement or the subject matter of each of the agreements that contain information not previously disclosed as permitted hereunder, the Party preparing such release shall provide the other Party with reasonable advance notice and an opportunity to review and comment on the proposed release.
          9.6 Publications. Except as required by law, each Party agrees that it shall not publish or present Information relating to Licensed Product in scientific forums without providing to the other Party the opportunity for prior review of such publication or presentation. The Party desiring to publish or present such Information (the “Proposing Party”) shall provide to the other Party the opportunity to review such proposed publication or presentation (including information to be presented verbally) as early as reasonably practical, but not later than [***] ([***]) days prior to the anticipated date of submission or disclosure to a Third Party. The Party reviewing such publication or presentation shall respond to the Proposing Party with comments thereon within [***]([***]) days of receiving such materials from the Proposing Party. The Proposing Party agrees, upon written request from the other Party, not to submit such abstract or manuscript for publication or to make such presentation until the other Party consents, which agreement shall not be unreasonably withheld.
ARTICLE 10
INTELLECTUAL PROPERTY
          10.1 Inventions. With respect to inventions and intellectual property arising during the course of, or as a result of, each Party’s performance under this Agreement, and without regard to inventorship, (i) title to all inventions and intellectual property (A) made by Pharming employees or its agents hereunder or (B) that are derived from the Pharming Patents or Pharming Know-How as of the Effective Date (each a “Pharming Invention”) shall be solely owned by Pharming, (ii) title to all inventions and intellectual property made by Santarus employees or its agents hereunder other than inventions or intellectual property that are derived from the Pharming Intellectual Property as of the Effective Date (each a “Santarus Invention”)

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jointly by Pharming employees or agents and Santarus employees or agents other than a Pharming Invention shall be jointly owned (each a “Joint Invention”).
          10.2 Patent Coordination. Without limiting the provisions of this Article 10, the Parties agree to confer from time to time, as either Party may reasonably request, to discuss appropriate activities and strategies for protecting and enforcing their respective Patents and other intellectual property licensed hereunder, as may mutually benefit both Parties.
          10.3 Prosecution of Patents. As between the Parties, Pharming shall remain the sole owner of the Pharming Patents, the Manufacturing Patents, the Step-In Patents, the ACT Patents and the GTC Patents.
               (a) Pharming Patents. Pharming shall remain responsible for preparing, filing, prosecuting, handling any interferences, re-examinations or reissues, and otherwise maintaining the Pharming Patents, the Manufacturing Patents and the Step-In Patents during the Term. Pharming shall not abandon any Pharming Patent in any jurisdiction in the Territory, unless agreed otherwise between the Parties on a case-by-case basis pursuant to Section 10.2, or unless prosecution has been terminated by a patent granting authority in such jurisdiction. Pharming shall keep Santarus reasonably and timely informed regarding patent applications within the Pharming Patents related to Licensed Product or Licensed Compound or their manufacture or use, that are being prosecuted in countries within the Territory, and Pharming shall provide to Santarus (or its designated counsel) copies of such patent application files and shall provide to Santarus (or its designated counsel) all office actions relating to those patent applications, and copies of material correspondence with the various patent offices in the Territory relating to the Pharming Patents to the extent they relate to Licensed Product or Licensed Compound. Santarus shall have the right to advise and comment upon the prosecution of patent applications within the Pharming Patents. Pharming shall, in good faith, consider and incorporate such advice and comments of Santarus to the extent reasonably acceptable to Pharming. Upon request of Santarus, the Parties shall discuss in good faith the filing of any continuation, continuation-in-part, or divisional to any patent or patent application within the Pharming Patents to be filed in the Territory beyond those Pharming may elect to file, which continuation, continuation-in-part or divisional relates to Licensed Product, Licensed Compound and/or their manufacture or use. In the event that Pharming determines not to continue the prosecution of any Pharming Patents in the Territory, it shall provide notice to Santarus in sufficient time to permit Santarus to determine whether it wishes to continue such prosecution. If Santarus desires to continue such prosecution, it shall notify Pharming in writing, and thereafter assume the prosecution and maintenance of such Pharming Patents. Pharming shall cooperate in such continued prosecution and Santarus shall bear all costs associated with such continued prosecution.
               (b) ACT Patents. If Pharming receives notice from ACT that it intends to abandon an ACT Patent in the Territory, Pharming shall provide written notice to Santarus within three (3) Business Days of its receipt of any such notice. Pharming may not consent to such abandonment of an ACT Patent by ACT unless Santarus gives its prior written consent, not to be unreasonably withheld.
               (c) GTC Patents. If Pharming receives notice from GTC that it intends to abandon a GTC Patent in the Territory, Pharming shall provide written notice to Santarus within three (3) Business Days of its receipt of any such notice. Pharming and Santarus shall consult on the advisability or necessity of Pharming assuming the preparation, filing, prosecution and maintenance of such GTC Patent (as permitted under Section 5.1 of the GTC Agreement). If Santarus requests that Pharming exercise its rights under Section 5.1 of the GTC Agreement, Pharming shall do so and thereafter, Section 10.3(a) shall apply with respect to such GTC Patent.
               (d) Joint Patents. The Parties will determine in good faith responsibility for filing, prosecuting and maintaining any Patent Rights relating to Joint Inventions (each a “Joint Patent”).
          10.4 Enforcement of Patents.
               (a) Each Party shall promptly notify the other in writing of any actual or suspected infringement of any Pharming Patents, ACT Patents or GTC Patents in the Territory (including via unauthorized importation into the Territory for sale in the Territory), of any actual or suspected infringement of any Manufacturing Patents or upon receiving notification that a Pharming Patent, ACT Patent or GTC Patents is subject to a declaratory judgment action alleging non-infringement, invalidity or unenforceability, which notification shall specify in reasonable detail the nature of such actual or suspected infringement or judicial action.
               (b)
                    (i) Unless the Parties otherwise mutually agree, Santarus shall have the initial right, using counsel of its choice, to enforce the Pharming Patents in the Territory or defend any declaratory action with respect thereto, at its expense, (and Pharming shall provide all reasonable assistance to Santarus for such action, including joining such action if necessary to maintain such action). However, if, (A) within [***] ([***]) days ([***]([***]) days with respect to Pharming Patents PH001 and PH006) following a written request by Pharming to do so and confirmation of facts reasonably supporting existence of such actual or suspected infringement, Santarus fails to bring an infringement suit or take other commercially reasonable action to protect the Pharming Patents from such infringement, or to abate such infringement and/or (B) Santarus elects not to defend, or continue defending, a declaratory judgment action regarding the Pharming Patents, in each case arising from an infringement or threatened infringement with respect to Licensed Product, Licensed Compound and/or their manufacture or use in the Territory, then Pharming shall have the right to institute such suit or take other appropriate action in the name of either itself or both Parties using counsel of its choice, at its own expense, and with the right to control the course of such action (and Santarus shall provide all reasonable assistance to Pharming for such action).
                    (ii) With respect to the Manufacturing Patents and the Step-In Patents, Pharming shall keep Santarus reasonably informed regarding enforcement or defense of any declaratory action with respect to such Manufacturing Patents and Step-In Patents and

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the extent that neither Pharming nor its other sublicensees of such Patents are not diligently pursuing enforcement thereof but only insofar as Pharming has retained enforcement or defense rights thereto.
                    (iii) With respect to the ACT Patents, Pharming and Santarus shall consult with each other and determine whether Pharming is to proceed with respect to the enforcement or defense of any declaratory action with respect to such ACT Patents within [***] ([***]) days of the receipt by Pharming of any such notice. Pharming shall proceed in such enforcement or defense if Santarus requests that it do so and thereafter, Sections 7.2 through Section 7.7 of the ACT Agreement shall apply.
                    (iv) With respect to the GTC Patents, Pharming and Santarus shall consult with each other and determine whether Pharming is to proceed with respect to the enforcement or defense of any declaratory action with respect to such GTC Patents within [***] ([***]) days of the receipt by Pharming of any such notice. Pharming shall proceed in such enforcement or defense if Santarus requests that it do so and thereafter, Sections 5.3(a) and 5.4(b) of the GTC Agreement shall apply.
               (c) In the event that either Party recovers any amounts from any litigation or settlement pursuant to Section 10.4(b)(i), (iii) or (iv) or 10.4(e), such amounts shall first be applied to reimburse the Parties for their respective Costs, or equitable proportions thereof. Any amounts remaining thereafter shall be distributed [***] percent ([***]%) to the Party initiating and leading such action and [***] percent ([***]%) to the other Party, or as the Parties may otherwise agree in writing. Notwithstanding the foregoing, any recoveries with respect to the ACT Patents or the GTC Patents shall be governed by the applicable provisions in the ACT Agreement or the GTC Agreement, as the case may be.
               (d) In no case may Santarus enter into any settlement or consent judgment or other voluntary final disposition that: (i) extends, or purports to exercise, Santarus’ rights under the Pharming Intellectual Property or otherwise under this Agreement beyond the rights granted pursuant to this Agreement, (ii) makes any admission regarding wrongdoing by Pharming, or the invalidity, unenforceability or absence of infringement of any Pharming Patents; (iii) subjects Pharming to an injunction or other equitable relief; or (iv) obligates Pharming to make a monetary payment; in all cases without the prior written consent of Pharming, which consent shall not be unreasonably withheld or delayed. Similarly, in no case may Pharming enter into any settlement or consent judgment or other voluntary final disposition that: (1) limits Santarus’ rights under the Pharming Intellectual Property otherwise under this Agreement other than as expressly stated herein; (2) makes any admission regarding wrongdoing on the part of Santarus or a Sublicensee, or the invalidity, unenforceability or absence of infringement of any Pharming Patents; (3) subjects Santarus to an injunction or other equitable relief; or (4) obligates Santarus to make a monetary payment; in all cases without the prior written consent of Santarus, which consent shall not be unreasonably withheld or delayed.
               (e) Notwithstanding the provisions of Section 10.4(b), in the event of

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the Hatch-Waxman Act, Section 7002 of the Patient Protection and Affordable Care Act or any successor regulations (“Paragraph IV Notice”), (i) the receiving Party shall promptly provide the other Party with notice of such Paragraph IV Notice, (ii) Santarus shall have the initial right to institute an action for infringement in connection with such Paragraph IV Notice, at Santarus’ expense, and shall provide Pharming with notice of whether it intends to institute such infringement suit within [***]([***]) days of receipt of the Paragraph IV Notice and (ii) if Santarus provides notice to Pharming in such period that Santarus will not institute an infringement suit or provides no notice in such period, then Pharming shall have the right to institute an infringement suit in such matter, at Pharming’s expense. In any such proceeding, the provisions set forth in Sections 10.4(b) and 10.4(c) above with respect to cooperation and allocation of recoveries shall apply, and the provisions of Section 10.4(d) shall also apply.
               (f) If the manufacture, sale or use of Licensed Product or Licensed Compound in the Field pursuant to this Agreement results in any claim, suit or proceeding in the Territory alleging patent infringement against Santarus or Pharming, then Sections 10.4(b) and 10.4(d) shall apply to any associated litigation and to each Party’s ability to enter into any settlement or consent judgment or other voluntary final disposition with respect thereto.
          10.5 Product Trademarks. Following the receipt of Regulatory Approval to market and sell the first Licensed Product in the Territory, Santarus and Pharming shall discuss the transfer of ownership to Santarus of the Product Trademarks in the Territory (and any associated amendments to this Agreement to reflect such transfer). Until such transfer, Pharming shall file and maintain trademark applications for the Product Trademarks in the Territory during the Term, and will file (in Pharming’s name) new trademark applications in the Territory that incorporate the Product Trademarks upon the reasonable request of Santarus and at Santarus’ expense. Throughout the Term, Santarus shall have the right to Commercialize Licensed Product under the Product Trademark. In addition, the Parties shall mutually consent to one or more alternative trademarks to be used by Santarus in Commercializing Licensed Product, such consent not to be unreasonably withheld or delayed.
          10.6 Enforcement of Product Marks. In the event either Party becomes aware of any actual or threatened infringement or misappropriation of a Product Trademark by a Third Party in the Field in the Territory, such Party shall promptly notify the other Party, and the Parties shall consult with each other in good faith to determine jointly the best way to prevent such infringement, including, without limitation, by instituting legal proceedings against such Third Party. Santarus shall have the first right, but not obligation, at its own expense, to enforce rights in the Product Trademarks against any Third Party infringer or alleged infringer. In the event that Santarus does not elect to undertake such enforcement within [***] ([***]) days following a written request by Pharming to do so and confirmation of facts reasonably supporting existence of such actual or threatened infringement or misappropriation, then Pharming shall have the right to undertake and control such enforcement of the Product Trademark in the Field in the Territory. If either Party so desires, it may, at its own expense, join an action instituted by the other Party, and the other Party shall not oppose any such attempt. Any and all amounts recovered with respect to such an action

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shall be applied first to reimburse the Parties for their Costs in prosecuting such infringement or misappropriation, or equitable portions thereof. The remainder shall be divided between the Parties with [***] percent ([***]%) to the Party paying for such action and [***] percent ([***]%) to the other Party. The Parties shall keep one another reasonably informed of the status of, and of their respective activities regarding, any litigation or settlement thereof concerning Product Trademarks in the Territory. Either Party’s ability to enter into a settlement or consent judgment or other voluntary final disposition of such matter shall be limited in the same manner as under Section 10.4(d).
          10.7 Domain Names. Before using a domain name with a country code in the Territory with respect to Licensed Product in the Field in the Territory, Pharming and Santarus shall agree as to the general design of the homepage of such domain name (the Parties accepting that the layout of each homepage may need to vary on a country by country basis to comply with applicable laws), such agreement not to be unreasonably withheld or delayed. As between the Parties, Santarus shall own and shall register all domain names with a country code in the Territory that incorporate a Product Trademark in its own name and at its own cost and shall be responsible for the maintenance of such domain names at its own cost. For clarity, enforcement procedures are addressed in Section 10.6.
ARTICLE 11
TERM AND TERMINATION
          11.1 Term. Except as otherwise provided herein, the term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated as provided in this Article 11, shall expire upon the date on which Santarus no longer offers Licensed Product for sale in the Territory.
          11.2 Termination for Cause. Either Party may terminate this Agreement upon one hundred twenty (120) days prior written notice upon or following the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within the one hundred twenty (120) day period following written notice of termination by the other Party.
          11.3 Other Termination by Santarus. Santarus may terminate this Agreement in its entirety at will at any time during the Term, effective upon twelve (12) months’ prior written notice to Pharming.
          11.4 Termination for Insolvency. Upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by a Party, or in the event a receiver or custodian is appointed for such Party’s business, or if a substantial portion of such Party’s business is subject to attachment or similar process, then the other Party may terminate this Agreement; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the proceeding is not dismissed within

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to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of such Code.
          11.5 Effect of Termination.
               (a) Upon termination of this Agreement by Pharming pursuant to Section 11.2 or 11.4 or by Santarus pursuant to Section 11.3, the following provisions shall apply:
                    (i) all rights and licenses granted to Santarus with respect to the Licensed Product shall terminate, subject to Section 5.4(c);
                    (ii) Santarus shall pay all sums accrued hereunder which are then due (except as expressly otherwise provided in this Agreement);
                    (iii) Santarus shall promptly assign to Pharming all of its right, title and interest in and to any regulatory filings in the Territory pertaining to Licensed Product and shall deliver to Pharming any Santarus Information necessary to obtain the Regulatory Approval of Licensed Product in the Territory which has not been obtained as of the date of termination;
                    (iv) Santarus shall promptly assign to Pharming all of its right, title and interest in and to any domain names in the Territory included in the Product Trademarks;
                    (v) the Supply Agreement shall terminate; and
                    (vi) Santarus shall return to Pharming, or at Pharming’s request destroy, all Pharming Information and any other Confidential Information relating to Licensed Compound or Licensed Product, and Licensed Product supplied by Pharming for clinical development or commercial distribution;
               (b) Upon termination of this Agreement by Santarus pursuant to Section 11.2 or 11.4, the following provisions shall apply:
                    (i) all licenses granted to Santarus shall survive, and Santarus shall have the right to reduce any payments due under Section 8.1(a) for all future periods to an amount equal to “A” (as defined below) plus either (i) COGs for the applicable period if Pharming is supplying all or a part of Santarus’, its Affiliates’ and Sublicensees’ requirements of Licensed Product in the Territory or ii) without adding COGs if Santarus is supplying Licensed Product (whether as a result of Santarus’ exercise of its rights under the Deed or otherwise as permitted hereunder or under the Supply Agreement). For this Section 11.5(b), “A” shall mean: the Supply Price minus COGs for the applicable period MULTIPLIED BY 0.50. Any amounts payable under this Section 11.5(b) are also subject to the provisions of Sections 8.2 through 8.6;

                    (ii) Pharming shall return to Santarus, or at Santarus’ request destroy, all Santarus Information and any other Confidential Information relating to Licensed Compound or Licensed Product in the Field and in the Territory;
                    (iii) The Supply Agreement shall remain in full force and effect according to its terms; and
                    (iv) Upon Santarus’ request, Pharming shall provide such technical assistance as needed by Santarus to commence manufacture of Licensed Compound and Licensed Product, at Pharming’s sole cost and expense, as more fully set forth in the Supply Agreement.
          11.6 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies at equity or law shall remain available to the Parties except as agreed to otherwise herein.
          11.7 Accrued Rights, Surviving Obligations. Except as otherwise expressly set forth herein, no additional payment obligations arising under this Agreement shall accrue after the date of expiration or termination of this Agreement; provided, however, that expiration or termination of this Agreement shall not affect any rights and remedies of either Party accruing prior to such expiration or termination. The terms of Article 9 of this Agreement shall survive ten (10) years after termination or expiration of this Agreement and Sections 3.1 (solely with respect to allocation and payment of costs, including cost-sharing), 3.2 (solely with respect to allocation and payment of costs, including cost-sharing), 8.5, 8.6, 10.1, 10.4 (in so far as Santarus still has a right to use such patents), 10.6 (in so far as Santarus still has a right to use the Product Trademarks), 11.5, 15.2 through 15.14 and Articles 13 and 14 (in so far as set forth in that Section of this Agreement) of this Agreement shall survive any termination or expiration of this Agreement. In addition, any other provisions which are required to interpret and enforce the Parties’ rights and obligations under this Agreement shall also survive any termination or expiration of this Agreement, but only to the extent required for the full observation and performance of this Agreement, as well as any other provisions of this Agreement which survive any termination or expiration of this Agreement as described in Section 11.5.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
          12.1 Mutual Representations and Warranties. Each Party hereby represents and warrants:
               (a) Such Party is duly organized and validly existing under the laws of the state or country of its incorporation and has full corporate power and authority to enter into this Agreement and the Supply Agreement to carry out the provisions hereof and thereof.
               (b) Such Party is duly authorized to execute and deliver this Agreement and the Supply Agreement and to perform its obligations hereunder and thereunder.

               (c) Each of this Agreement and the Supply Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and the Supply Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.
               (d) Such Party will exercise its rights and perform its obligations under this Agreement and the Supply Agreement in compliance in all material respects with applicable laws, rules and regulations.
               (e) Such Party is not currently debarred, suspended or otherwise excluded by the FDA or any other regulatory authority from conducting business and shall not knowingly use in connection with this Agreement or the Supply Agreement the services of any Person debarred by the FDA.
          12.2 Additional Representations by Pharming. Pharming hereby further represents and warrants:
               (a)
                    (i) Pharming owns or Controls all rights necessary to grant the rights Pharming purports to grant to Santarus pursuant to this Agreement, the Supply Agreement and the Deed.
                    (ii) Pharming owns or Controls all right, title and interest in, to and under the Pharming Intellectual Property and the Step-In Patents, free and clear of all liens, security interests, charges, encumbrances or other adverse claims (“Encumbrances”) and has the right to use the Pharming Intellectual Property without payment to a Third Party, other than an exclusive license and an existing right of usufruct on the Step-In Patents for the benefit of a Third Party. The right of usufruct on the Step-In Patents for the manufacture of Licensed Products provided in the Deed to Santarus is equal in priority (and not subordinate) to such existing right of usufruct for the benefit of such Third Party. The assignment records in the United States Patent and Trademark Office accurately reflect that the Patents included in the Pharming Intellectual Property are free and clear of any Encumbrances.
                    (iii) All maintenance fees and annual payments due for the Pharming Patents, the Step-In Patents and the Product Trademarks have been paid and, to the knowledge of Pharming, all maintenance fees and annual payments due for the ACT Patents and the GTC Patents have been paid.
               (b) Pharming has not, and during the Term will not, grant any right to any Third Party with respect to the Pharming Intellectual Property or the Step-In Patents or otherwise that would conflict with its obligations hereunder or under the Supply Agreement or the Deed or the rights granted to Santarus hereunder or thereunder..

               (c) To the knowledge of Pharming, no Third Party has infringed upon the Pharming Intellectual Property or the Step-In Patents. There is no pending or, to the knowledge of Pharming, threatened action, suit, proceeding or claim by others challenging Pharming’s or any Affiliate’s rights in or to, or the validity, ownership or scope of, any Pharming Intellectual Property or the Step-In Patents, nor, to the knowledge of Pharming, do there exist any facts which would form a reasonable basis for any such claim.
               (d) To the knowledge of Pharming, neither Pharming nor any Affiliate nor any existing sublicensee has infringed, is infringing upon, or is otherwise in conflict with the intellectual property rights of any Third Party. None of Pharming nor any Affiliate nor any existing sublicensee has received any notice that it has or may have infringed, is infringing upon, or is in conflict with the intellectual property rights of any Third Party. There is no pending or, to the knowledge of Pharming, threatened action, suit, proceeding or claim by any Third Party alleging that Pharming or any Affiliate or any existing sublicensee infringes, is in conflict with or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, nor, to the knowledge of Pharming, do there exist any facts which would form a reasonable basis for any such claim. The development, manufacture and sale of Licensed Product as contemplated under this Agreement and the Supply Agreement do not and will not infringe the intellectual property rights of any Third Party, (e) None of Pharming or any Affiliate is obligated or under any liability whatsoever to make any payment by way of royalties, fees or otherwise to any owner or licensee of or other claimant to, intellectual property rights not owned or controlled by Pharming or such Affiliate in connection with Licensed Product, Licensed Compound or the manufacture and/or use thereof.
               (e)  None of Pharming or any Affiliate is obligated or under any liability whatsoever to make any payment by way of royalties, fees or otherwise to any owner or licensee of or other claimant to, intellectual property rights not owned or controlled by Pharming or such Affiliate in connection with Licensed Product, Licensed Compound or the manufacture and/or use thereof.
               (f) None of the Pharming Intellectual Property is unenforceable or invalid, and Pharming is unaware of any facts which would form a reasonable basis for any claim that the Patent applications owned or licensed by Pharming would be unenforceable or invalid if issued as Patents. None of the Pharming Intellectual Property has been obtained through any fraudulent activity or misrepresentation. There are no oppositions or interferences concerning the Pharming Intellectual Property pending before any governmental agency.
               (g) Pharming has taken reasonable security measures to protect the secrecy, confidentiality and value of all material proprietary technical information developed by and belonging to Pharming which has not been patented.
               (h) There is no pending or, to the knowledge of Pharming, threatened action, suit, proceeding or claim by others relating to Licensed Product, Licensed Compound or the manufacture and/or use thereof or Pharming’s ability to enter into this Agreement, the Supply Agreement or the Deed, nor, to the knowledge of Pharming, do there exist any facts which would form a reasonable basis for any such claim.
               (i) The data regarding the efficacy and safety of Licensed Product that is contained in the regulatory filings submitted to the FDA or foreign regulatory authorities is complete and accurate in all material respects, does not contain a misstatement of a material fact related to safety and efficacy nor omit to state any material fact in Pharming’s possession related to safety or efficacy.
               (j) Pharming has provided to Santarus true and complete copies of all of its agreements, as of the Effective Date, with Third Parties (redacted for certain commercial details, which Pharming hereby confirms are not material to the transaction or rights contemplated hereunder or under the Supply Agreement or the Deed) related to (1) the manufacturing, processing, packaging, testing, storage and supply of Licensed Product (other than quality agreements), or (2) Pharming Intellectual Property, all of which agreements are listed on Exhibit 12.2(j) attached hereto (collectively, the “Third Party Agreements”). Each of the Third Party Agreements is in full force and effect, and Pharming shall not amend, modify or supplement, or permit the termination or expiration of, any Third Party Agreement, in a manner which adversely affects the rights granted to Santarus hereunder without the prior written consent of Santarus, not to be unreasonably withheld. In addition, Pharming shall not sell, assign, convey, pledge, hypothecate or otherwise transfer any Third Party Agreement or Pharming’s rights or obligations thereunder, or otherwise make any commitments or offers in a manner that conflicts with Santarus’ rights hereunder without the prior written consent of Santarus.
               (k) No royalties shall be payable to any Third Party as a result of Santarus (or any permitted Sublicensee) exercising the rights granted to it by Pharming hereunder.
               (l) The ACT Patents are all the Patents in the Territory licensed to Pharming by ACT with claims covering Licensed Compound or Licensed Product; the GTC Patents are all the Patents in the Territory licensed to Pharming by GTC with claims covering Licensed Compound or Licensed Product.
               (m) Pharming has not omitted to furnish Santarus with any information requested by Santarus, nor intentionally concealed from Santarus, any information in its possession relating to Licensed Product, Licensed Compound or the manufacture or use thereof, including clinical, regulatory and safety data.
          12.3 Additional Covenants of Pharming.
               (a) Pharming shall promptly provide to Santarus true and complete copies of all agreements entered into with Third Parties following the Effective Date related to (1) the manufacturing, processing, packaging, testing, storage and supply of Licensed Product (other than quality agreements), or (2) Pharming Intellectual Property. Each such agreement shall be deemed a Third Party Agreement for all purposes under this Agreement, including the limitations on amendment, modification, supplement or termination of such agreements as set forth in Section 12.2(j).
               (b) Pharming hereby represents, warrants and covenants that it has no knowledge of any bankruptcy, insolvency, reorganization or liquidation laws, notices of foreclosure and/or default, regulations or proceedings that would preclude Santarus from practicing the licenses granted to it hereunder (or rights of usufruct under the Deed) throughout the Term, and that it shall use its best efforts to protect Santarus’ interest with respect thereto throughout the Term, including making all appropriate registrations of any relevant licenses or Deed with all appropriate authorities.
               (c) Throughout the Term, Pharming shall maintain the Pharming Intellectual Property and the Step-In Patents free and clear of all Encumbrances which could reasonably be expected to limit the rights of Santarus hereunder or under the Supply Agreement or the Deed.
          12.4 Mutual Covenants of the Parties. Throughout the Term, Pharming and Santarus will provide notice to the other Party in the event it reasonably anticipates not making a payment related to the Licensed Product that has an impact or will cause delays in the Development, conduct of the C1-1310 Study and/or Commercialization. Following delivery of such notice, the Parties shall discuss resolution of the situation so as to avoid any adverse impact on the Development, conduct of the C1-1310 Study and/or Commercialization.
          12.5 Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT OR IN THE SUPPLY AGREEMENT, PHARMING AND SANTARUS EXPRESSLY DISCLAIM ANY WARRANTIES OR CONDITIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
ARTICLE 13
INDEMNIFICATION
          13.1 Indemnification by Pharming. Pharming hereby agrees to indemnify, hold harmless and defend Santarus, its Affiliates, and their respective officers, directors, trustees, agents, employees and Sublicensees (collectively, “Santarus Indemnitees”) against any and all expenses, costs of defense (including witness fees, damages, judgments, fines and amounts paid in settlement and reasonable attorneys’ fees) and any amounts any Santarus Indemnitee becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims result from (i) Pharming’s negligence, recklessness or willful misconduct, (ii) Pharming’s breach or alleged breach of any representation or warranty by Pharming or of any other provision of this Agreement or the Supply Agreement, (iii) the possession, manufacture, use, handling, storage, sale or other disposition of Licensed Product or of products containing Licensed Compound by Pharming or Pharming’s Affiliates, its agents or licensees or sublicensees (other than Santarus) or Third Party Contractors, or (iv) the breach or alleged breach by Pharming of any provision of any Third Party Agreement, except to the extent such claim or claims arise from the negligence, recklessness or willful misconduct of Santarus or any breach of any representation or warranty of Santarus made pursuant to this Agreement or the Supply Agreement.
          13.2 Indemnification by Santarus. Santarus hereby agrees to indemnify, hold harmless and defend Pharming its Affiliates, and their respective officers, directors,

trustees, agents and employees (collectively, “Pharming Indemnitees”) against any and all expenses, costs of defense (including witness fees, damages, judgments, fines and amounts paid in settlement and reasonable attorneys’ fees) and any amounts any Pharming Indemnitee becomes legally obligated to pay because of any Third Party claim or claims against it to the extent that such claim or claims arise out of (i) Santarus’ negligence, recklessness or willful misconduct, (ii) Santarus’ breach or alleged breach of any representation or warranty by Santarus or of any other provision of this Agreement or the Supply Agreement, (iii) the possession, manufacture, use, handling, storage, sale or other disposition of Licensed Product by Santarus or Santarus’ Affiliates or Sublicensees, except to the extent such claim or claims arise from the negligence, recklessness or willful misconduct of Pharming or any breach of any representation or warranty of Pharming made pursuant to this Agreement or the Supply Agreement; provided that such indemnification obligations shall not apply to losses resulting from Pharming matters covered under Section 13.1 above.
          13.3 Mechanics. A Person entitled to indemnification pursuant to either Section 13.1 or Section 13.2 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” In the event an Indemnitee is seeking indemnification under either Section 13.1 or Section 13.2, the Indemnitee will inform the Indemnitor of a claim as soon as reasonably practicable after it receives notice of the claim, it being understood and agreed that the failure by an Indemnitee to give notice of a Third Party claim as provided in this Section 13.3 will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually prejudiced as a result of such failure to give notice. The Indemnitee will permit the Indemnitor to assume direction and control of the defense of the claim (including, subject to this Section 13.3, the right to settle the claim solely for monetary consideration), and, at the Indemnitor’s expense, will co-operate as reasonably requested in the defense of the claim. The Indemnitee will have the right to retain its own counsel at its own expense; provided, that, if the Indemnitor assumes control of such defense and the Indemnitee reasonably concludes, based on advice from counsel, that the Indemnitor and the Indemnitee have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnitor will be responsible for the reasonable fees and expenses of counsel to the Indemnitee solely in connection therewith. The Indemnitor may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, which would subject the Indemnitee to an injunction or if such settlement or judgment would materially diminish or limit or otherwise adversely affect the rights, activities or financial interests of the Indemnitee, without the express written consent of the Indemnitee.
          13.4 Insurance. Each Party shall maintain comprehensive general liability insurance, including broad form contractual liability, in an amount of at least [***] U.S. Dollars (US$[***]) and product liability coverage, including broad form contractual liability, in an amount of at least [***] U.S. Dollars (US$[***]) for bodily injury and property damage during the Term of this Agreement and thereafter for a period of [***]([***]) years. If any of the required insurance is provided on a claims- made basis, each Party may purchase tail coverage so that insurance is in effect from the Effective Date until [***]([***]) years after

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termination or expiration of this Agreement. Pharming shall maintain all risk property insurance covering consigned inventory held at any Manufacturing Facility, Testing and Storage Facility (each as defined in the Supply Agreement) or distribution warehousing or storage facility contracted by Santarus. Each Party shall give the other Party at least [***]([***]) days prior written notice of any cancellation or termination of such insurance. The minimum level of insurance set forth herein will not be construed to create a limit on a Party’s liability with respect to its indemnification obligations hereunder. Upon request, each Party will furnish to the other Party a certificate of insurance evidencing such coverage as of the Effective Date and upon reasonable request at any time thereafter.
          13.5 Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS UNDER SECTIONS 13.1 AND 13.2, IN NO EVENT WILL EITHER PARTY, ITS DIRECTORS, TRUSTEES, OFFICERS, EMPLOYEES, AGENTS OR AFFILIATES BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, PUNITIVE, SPECIAL OR EXEMPLARY DAMAGES OR ANY LOST PROFITS ARISING THEREFROM, WHETHER BASED UPON A CLAIM OUT OF OR RELATED TO THIS AGREEMENT OR THE SUPPLY AGREEMENT OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT OR THE SUPPLY AGREEMENT.
ARTICLE 14
ADDITIONAL RIGHTS GRANTED TO SANTARUS
          14.1 Supply Agreement. Pharming hereby acknowledges that certain rights have been granted to Santarus as set forth in the Supply Agreement in order to provide Santarus with additional comfort related to continued and timely supply of Licensed Product throughout the Term.
          14.2 Deed. Pharming hereby acknowledges that certain rights of usufruct (as meant in Section 3:201 and further of the Dutch Civil Code), as the case may be in advance (bij voorbaat) as set forth in the Deed have been granted to Santarus in order to provide Santarus with additional comfort related to continued and timely supply of Licensed Product throughout the Term.
ARTICLE 15
MISCELLANEOUS
          15.1 Assignment.
          (a) Neither this Agreement, the Supply Agreement, nor the Deed nor any interest hereunder or thereunder may be assigned, sold, transferred or otherwise disposed of by either Party without the prior written consent of the other Party, provided, however, that either Party may assign this Agreement, the Supply Agreement, and the Deed or all of its interests

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hereunder and thereunder to any Person with which it may merge or consolidate, or to which it may transfer all or substantially all of its assets, without obtaining the consent of the other Party. For clarity, any permitted assignment, sale, transfer or other disposition of this Agreement (or all of its interests thereunder) shall be accompanied by the assignment, sale, transfer or other disposition of the Supply Agreement and the Deeds (or all of its interests thereunder) to the same Person (or one of its Affiliates.
               (b) Notwithstanding the foregoing, in the event of assignment, sale, transfer or other disposition by a Party of this Agreement, the Supply Agreement and the Deed or all of its interests hereunder and thereunder to a Direct Competitor, the Parties shall take such additional steps as may be reasonably necessary to protect the Confidential Information of each Party. For purposes of this Section 15.1(b), “Direct Competitor” means a Person which is (i) actively developing and/or commercializing a plasma derived, recombinant or other C-1 esterase inhibitor for use in the Territory or (ii) pursuing development and/or commercialization of a pharmaceutical product in the Initial Indication a Transplant Indication(s) or Other Indication(s) for use in the Territory.
               (c) Each of this Agreement, the Supply Agreement and the Deed shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment, sale, transfer or other disposition in violation of Section 15.1(a) will be void.
          15.2 Dispute Resolution.
               (a) The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder or thereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement and the Supply Agreement in an expedient manner by mutual cooperation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 15.2 if and when a dispute arises under this Agreement and the Supply Agreement.
          Unless otherwise specifically recited in this Agreement or the Supply Agreement, disputes among the Parties will be resolved by reference first to their respective executive officers designated below or their successors, for attempted resolution by good faith negotiations within [***] ([***]) days after such notice is received. Said designated officers are as follows:

For Santarus:	Chief Executive Officer

For Pharming:	Chief Executive Officer
          In the event the designated executive officers are not able to resolve such dispute, either Party may at anytime after the [***]([***]) day period seek to resolve the dispute through the means provided in Section 15.2(b).

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               (b) Any claim or controversy arising out of or related to this Agreement or the Supply Agreement or any breach hereof or thereof that is not resolved by the designated officers as provided in this Agreement shall be resolved solely and exclusively by final and binding arbitration held in New York, New York, U.S.A. conducted by JAMS/Endispute, according to the then existing rules of JAMS/Endispute. The arbitrator(s) selected shall have significant experience in the biotechnology or pharmaceutical industry, and in conducting such proceeding shall apply the substantive law of the State of New York as provided in Section 15.5, except that the interpretation of and enforcement of this Section shall be governed by the Federal Arbitration Act. Any arbitration proceeding conducted pursuant to this Section 15.2(b) shall take place in the city of New York, NY, USA. Any award made by such arbitrator(s) shall be final and binding upon the parties and a judgment of a court having jurisdiction may be entered on such award. Notwithstanding the foregoing, disputes regarding the validity, scope or enforceability of patents shall be submitted to a court of competent jurisdiction in the country where such patent has issued.
          15.3 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, earthquake, embargo, act of God, material shortage or failure of any supplier (to the extent such shortage or failure is attributable to an event of force majeure suffered by such supplier) or any other similar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure.
          15.4 Compliance with Law. Each Party hereto shall comply with all applicable laws, rules, ordinances, guidelines, consent decrees and regulations of any applicable federal, state or other governmental authority.
          15.5 Governing Law. This Agreement and the Supply Agreement is deemed to have been entered into in the State of New York, United States of America, as applied to contracts entered into and performed entirely in New York by New York residents and its interpretation, construction, and the remedies for its enforcement or breach are to be applied pursuant to and in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof. In addition, the Supply Agreement shall be construed, governed, interpreted and applied, without regard to the 1980 United Nations Convention on Contracts for the International Sale of Goods, which is explicitly declared not be applicable to this Agreement.
          15.6 Entire Agreement. This Agreement, the Supply Agreement, and the Deed, including all Exhibits attached hereto or thereto, and all documents delivered concurrently herewith, set forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersede and terminate all prior agreements and understanding between the Parties. No subsequent alteration, amendment, change or addition to this Agreement or the Supply Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.
          15.7 Relationship of the Parties. Nothing in this Agreement or the Supply Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided in this Agreement or the Supply Agreement.
          15.8 Notices. All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), or sent by express overnight courier service, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be deemed to have been delivered on the date actually received by a Party.

If to Pharming,	Pharming Group N.V.
addressed to:	Darwinweg 24
2333 CR Leiden
The Netherlands
Attention: Chief Executive Officer
Facsimile: +31 (0) 71 524 7445

With copy to:	Pharming Group N.V.
Darwinweg 24
2333 CR Leiden
The Netherlands
Attention: Legal Department
Facsimile: +31 (0) 71 524 7445

If to Santarus,	Santarus, Inc.
addressed to:	3721 Valley Centre Drive, Suite 400
San Diego, California 92130
U.S.A.
Attention: President and CEO
Facsimile: +1 (858) 314-5701

With copy to:	Santarus, Inc.
3721 Valley Centre Drive, Suite 400
San Diego, California 92130
U.S.A.
Attention: Legal Affairs Department
Facsimile: +1 (858) 314-5702
          15.9 Waiver. Except as specifically provided for in this Agreement or the Supply Agreement, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement or the Supply Agreement.
          15.10 Severability. If any term, covenant or condition of this Agreement or the Supply Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable, then (i) the remainder of this Agreement or the Supply Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement and the Supply Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the Supply Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement and the Supply Agreement are to be effectuated.
          15.11 Official Language. The official text of this Agreement, the Supply Agreement and any appendices, exhibits and schedules hereto or thereto, or any notice given or accounts or statements required by this Agreement or the Supply Agreement shall be in English. In the event of any dispute concerning the construction or meaning of this Agreement or the Supply Agreement, reference shall be made only to this Agreement or the Supply Agreement as written in English and not to any other translation into any other language.
          15.12 Headings. The Section and paragraph headings contained in this Agreement or the Supply Agreement are for the purposes of convenience only and are not intended to define or limit the contents of said sections or paragraphs.
          15.13 No Third Party Beneficiaries. Except for rights and obligations specifically referred to in this Agreement or the Supply Agreement that apply to Indemnitees, Affiliates, Sublicensees or licensees of the Parties, nothing in this Agreement or the Supply Agreement is intended to confer on any Person other than Santarus or Pharming any rights or obligations under this Agreement, and there are no intended Third Party beneficiaries to this Agreement or the Supply Agreement.
          15.14 Counterparts. This Agreement and the Supply Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

SANTARUS, INC.		PHARMING GROUP N.V.

By:	/s/ Gerald T. Proehl	By:	/s/ Sijmen de Vries

	Name: Gerald T. Proehl		Name: Sijmen de Vries
	Title: President and Chief Executive Officer		Title: Chief Executive Officer

By:	/s/ Bruno M.L. Giannetti
	Name:	Bruno M.L. Giannetti
	Title:	Chief Operations Officer

PHARMING INTELLECTUAL PROPERTY B.V.
By:	/s/ Sijmen de Vries
	Name:	Sijmen de Vries
	Title:	Chief Executive Officer

By:	/s/ Bruno M.L. Giannetti
	Name:	Bruno M.L. Giannetti
	Title:	Chief Operations Officer